Exhibit 10.1

EMPLOYMENT AGREEMENT
THIS AGREEMENT, dated as of March 8, 2023 (this “Agreement”) is made by and between Perimeter Solutions, SA, a public company limited by shares duly incorporated and validly existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 12E, rue Guillaume Kroll, L1882 Luxembourg, Grand Duchy of Luxembourg and registered with the Registre de Commerce et des Sociétés, Luxembourg (Luxembourg Trade and Companies Register) under number B 256.548 (the “Parent”), Perimeter Solutions LP, a Delaware limited partnership (the “Company”), and Haitham Khouri (the “Executive”).
RECITALS:
WHEREAS, the Executive currently serves as a director on the board of directors of the Parent, and as an executive officer in his capacity as Vice Chairman of the Parent;
WHEREAS, the Company is an indirect wholly owned subsidiary of the Parent;
WHEREAS, each party desires the Executive to continue to provide his or her services as an executive officer of the Parent, and to be employed by the Company, subject to and upon the terms and conditions set forth herein; and
WHEREAS, the parties intend that this Agreement shall supersede all prior employment related agreements between the Executive and the Company or any of its Affiliates (except as set forth in Section 17).

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1.Certain Definitions.
a.“Affiliates” shall mean any entity, individual, firm, or corporation, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company.
b.“Annual Base Salary” shall have the meaning set forth in Section 4(a).
c.“Board” shall mean the Board of Directors of the Parent.
d.“Business” shall mean the business of serving as a global solutions provider for the fire safety and oil additives industries and any other business or operations conducted and operated by the Company and/or any of its Affiliates during the Term.
e.“Cause” shall mean either of the following: (i) the repeated failure by the Executive, after written notice from the Board, substantially to perform his or her material duties and responsibilities as an officer or employee or director of Parent and its subsidiaries, as applicable (other than any such failure resulting from incapacity due to reasonably documented physical or mental illness), or (ii) any willful misconduct by the Executive that has the effect of materially injuring the Business, including, without limitation, the disclosure of material secret or confidential information of the Company or any of its Affiliates.
f.“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as may be amended from time to time.
g.“Code” shall mean the Internal Revenue Code of 1986, as amended. Reference to a Section of the Code includes all rulings, regulations, notices, announcements, decisions, orders and other pronouncements that are issued by the United States Department of the Treasury, the Internal Revenue Service, or any court of competent jurisdiction that are lawful and pertinent to the interpretation, application or effectiveness of such Section.
h.“Company” shall have the meaning set forth in the preamble hereto.
i.“Compensation Committee” shall mean the Compensation Committee of the Board whose members shall be appointed by the Board from time to time.
j.“Competitor” shall mean any corporation, partnership, firm, proprietorship or other business organization that engages in any Competitive Activity.
k.“Competitive Activities” shall mean any activity or service that competes with the Business; provided that it shall not include (i) the passive ownership of securities of entities which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed two percent (2%) of the outstanding shares of any such entity, or (ii) the Executive’s passive ownership in any private equity fund, venture capital fund or similar co-mingled private fund that owns interests in a Competitor.
l.“Date of Termination” shall mean (i) if the Executive’s employment is terminated by reason of his or her death, the date of his or her death, and (ii) if the Executive’s employment is terminated pursuant to Sections 5(a)(ii) - (vi), the date specified in the Notice of Termination (or, if different, the mutually agreed dated on which Executive’s employment with Parent and its subsidiaries otherwise actually terminates).
m.“Disability” shall mean the Executive’s absence from employment with the Company due to: (i) his or her inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which, with a very high degree of medical certainty, can be expected to result in death or to last for a continuous period of not less than twelve months; or (ii) such medically determinable physical or mental impairment, which, with a high degree of medical certainty, can be expected to result in death or to last for a continuous period of not less than twelve months, in each case, as determined by a doctor mutually agreed upon by the Company and the Executive (or his authorized representative) (provided that any such determination otherwise complies with this definition of Disability and Treasury Regulation Section 1.409A-3(i)(4)) and for which the Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the Company’s employees.
n.“Effective Date” shall mean the date of this Agreement.
o.“Equity Compensation Agreements” shall mean any written agreements between the Parent or any of its subsidiaries and the Executive pursuant to which the Executive holds or is granted equity-based incentive awards of Parent or any of its subsidiaries, including, without limitation, agreements evidencing options granted under any equity incentive plan adopted or maintained by the Parent for Company employees generally, and any management deferred compensation or similar plans of the Parent or any of its subsidiaries.
p.“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
q.“Executive” shall have the meaning set forth in the preamble hereto.
r.“Good Reason” shall mean the occurrence of any of the following: (i) a material diminution in the Executive’s title, duties or responsibilities without Cause and without his or her prior written consent, (ii) any requirement that the Executive report to any Person other than to the Board or any duly authorized committee thereof, without his or her prior written consent; (iii) a reduction of the Executive’s base salary or target annual bonus opportunity, or a reduction in other benefits or perquisites that is material in the aggregate (except where such reduction is in connection with a diminution in role for Cause), without his or her prior written consent, (iv) any relocation of more than forty (40) miles of Executive’s then-current primary work place without his or her prior written consent, or (v) any material breach of (x) this Agreement by the Company, or (y) any Equity Compensation Agreement by the Parent or any of its subsidiaries.
s.“Notice of Termination” shall have the meaning set forth in Section 5(b).
t.“Payment Period” shall have the meaning set forth in Section 6(b).
u.“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.
v.“Restricted Territory” shall mean anywhere in the world where the Company (directly or indirectly through any of its Affiliates) conducts its Business during the Term.
w.“Specified Employee” shall have the meaning set forth in Code Section 409A.
x.“Term” shall have the meaning set forth in Section 2.

2.Employment. The Company shall employ the Executive, for the period set forth in this Section 2, in the position(s) set forth in Section 3 and upon the other terms and conditions herein provided. The term of employment under this Agreement (the “Term”) shall commence on the Effective Date and shall continue until terminated pursuant to Section 5.
3.Position and Duties. During the Term, the Executive shall serve as Chief Executive Officer of each of the Parent and the Company, with such responsibilities, duties and authority as may from time to time be assigned to the Executive by the Board or any duly authorized committee thereof, in each case, that are commensurate with such position, including but not limited to: (a) providing overall leadership of Parent’s and its subsidiaries’ operations; (b) participating in capital allocation, capital market, merger, acquisition, divestiture, and similar activities; (c) developing Parent’s and its subsidiaries’ overall operating strategy including overall organization structure, compensation strategy and methodology and recommending to the Board any material changes thereto or significant changes in products or markets served; (d) developing, and recommending to the Board for approval, the annual business plan; (e) evaluating the performance of executive officers of Parent and its subsidiaries; (f) recommend compensation for executive officers of Parent and its subsidiaries to the Board; (g) developing and managing the officer succession planning process; (h) participate in investor relations activities; and (i) such other activities as are reasonably required to perform the Executive’s duties hereunder that are commensurate with his position as Chief Executive Officer. During the Term, the Executive shall devote substantially all his working time and efforts to the business and affairs of the Parent, the Company; provided, that it shall not be considered a violation of the foregoing for the Executive to (i) serve on industry, civic or charitable boards, committees or in similar roles or, with the prior consent of the Board, for-profit boards or committees, or in advisory and similar roles for for-profit entities (provided, that such consent shall not be unreasonably withheld, conditioned or delayed), and (ii) manage his personal investments, so long as none of such activities significantly interferes with the Executive’s duties hereunder.
4.Compensation and Related Matters.
a.Annual Base Salary. During the Term (commencing as of the first pay period following the Effective Date), the Executive shall receive a base salary at a rate of $525,000 per annum, payable in accordance with the Company’s normal payroll practices, which shall be reviewed by the Compensation Committee annually and may be increased, but not decreased, upon such review (the “Annual Base Salary”).
b.Bonus. For each fiscal year during the Term, the Executive shall be eligible to participate in any annual cash bonus plan of the Company or Parent, as applicable, in effect from time to time for senior executives of the Company and Parent generally. Executive’s target bonus will be 100% of his or her Annual Base Salary and may be pro rated based on time in position.

c.Long Term Incentive Compensation. During the Term, the Executive shall be entitled to participate in the 2021 Equity Incentive Plan or any other equity incentive plan adopted by the Parent or any of its subsidiaries. Concurrently with the execution of this Agreement, Executive will receive a grant of non-qualified stock options to purchase 2,000,000 shares of the Common Stock of the Parent, subject to the terms and conditions set forth in a stock option agreement evidencing such award in the form attached as Exhibit A, including the performance-related vesting conditions set forth therein.
d.Benefits. During the Term, the Executive shall be entitled to participate in the other employee benefit plans, programs and arrangements of the Company or Parent, as applicable, now (or, to the extent determined by the Board or Compensation Committee, hereafter) in effect which are applicable to the senior officers of the Company or Parent generally, as applicable, subject to and on a basis consistent with the terms, conditions and overall administration thereof (including the right of the Company or Parent to amend, modify or terminate such plans).
e.Expenses. Pursuant to any customary policies of the Company in force at the time of payment, the Executive shall be reimbursed for all expenses properly incurred by the Executive on the Company’s behalf in the performance of the Executive’s duties hereunder, including, without limitation, commuting, hotel and similar costs related to the Executive’s presence in the Company’s St. Louis offices. In addition, the Company will reimburse the Executive for the reasonable expenses of legal counsel retained by the Executive and related costs in connection with the negotiation and execution of this Agreement (including the Exhibits hereto).
f.Vacation. The Executive shall be entitled to an amount of annual vacation days, and to compensation in respect of earned but unused vacation days, in an amount not less than twenty (20) days (not including paid holidays) or such higher amount in accordance with the Company’s vacation policy as in effect from time to time applicable to senior officers of the Company and Parent generally.
5.Termination.
a.The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances and in accordance with subsection (b):
i.Death. The Executive’s employment hereunder shall terminate upon his or her death.
ii.Disability. If the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that within such 30 day period the Executive shall not have returned to full-time performance of his or her duties. The Executive shall continue to receive his or her Annual Base Salary until the 90th day following the date of the Notice of Termination.
i.Termination for Cause. The Company may terminate the Executive’s employment hereunder for Cause.
ii.Resignation for Good Reason. The Executive may terminate his or her employment hereunder for Good Reason.
iii.Termination without Cause. The Company may terminate the Executive’s employment hereunder without Cause.
iv.Resignation without Good Reason. The Executive may resign his or her employment hereunder without Good Reason.

b.Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 5 (other than termination pursuant to subsection (a)(i)) shall be communicated by a written notice from the Board or the Executive to the other indicating the specific termination provision in this Agreement relied upon (and, in the case of a Termination for Cause or Resignation for Good Reason, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under Section 5(a)(iii) or 5(a)(iv), as applicable), and specifying a Date of Termination which, in the case of Resignation for Good Reason or Resignation without Good Reason pursuant to Section 5(a)(iv) or 5(a)(vi), respectively, shall be at least 90 days following the date of such notice (a “Notice of Termination”). In the event of the Executive’s Resignation for Good Reason pursuant to Section 5(a)(iv), the Company shall have the right, if the basis for such Good Reason is curable, to cure the same within 30 days following the receipt of the Notice of Termination, and Good Reason shall not be deemed to exist if the Company cures the event giving rise to Good Reason within such 30 day period. The Executive shall continue to receive his or her Annual Base Salary, annual bonus and all other compensation and perquisites referenced in Section 4 through the Date of Termination.
6.Severance Payments.
a.Termination for any Reason. In the event the Executive’s employment with the Company is terminated for any reason, the Company shall pay the Executive (or his or her beneficiary in the event of his or her death) any unpaid Annual Base Salary that has accrued as of the Date of Termination, any unreimbursed expenses due to the Executive in accordance with the Company’s expense reimbursement policy and an amount equal to compensation for accrued but unused sick days and vacation days. The Company shall permit the Executive to elect to continue health plan coverage in accordance with the requirements of applicable law (e.g., COBRA coverage), at the applicable monthly cost charged for such coverage (the “Monthly COBRA Coverage Continuation Rate”). The Company may require the Executive to complete and file any election forms that are generally required of other employees to obtain COBRA coverage; and the Executive’s COBRA coverage may be terminable in accordance with applicable law. The Executive shall also be entitled to accrued, vested benefits under the Company’s benefit plans and programs as provided therein. The Executive shall be entitled to the additional payments and benefits described below only as set forth herein.
b.Termination without Cause, Resignation for Good Reason or Termination by Reason of Death or Disability. Subject to Sections 6(c) and (d) and the restrictions contained herein, in the event of the Executive’s Termination without Cause (pursuant to Section 5(a)(v)), Resignation for Good Reason (pursuant to Section 5(a)(iv)) or termination by reason of death or Disability (pursuant to Section 5(a)(i) or (ii), respectively), the Company shall pay to the Executive the amounts described in subsection (a). In addition, upon such a termination described in the preceding sentence, subject to Sections 6(c) and (d) and the restrictions contained herein, and in the case of Termination without Cause (pursuant to Section 5(a)(v)), Resignation for Good Reason (pursuant to Section 5(a)(iv)) or Disability (pursuant to Section 5(a)(ii)), subject to the Executive’s (or, in the case of the Executive’s Disability, his authorized representative’s) execution and non-revocation of a release substantially in the form attached hereto as Exhibit B (the “Release”) no later than thirty (30) days following the Date of Termination (or such later period following the Date of Termination to the extent required by applicable law), the Company shall pay to the Executive (or his or her beneficiary in the event of his or her death) an amount equal to the “Severance Amount” described below. For purposes of this Agreement the Severance Amount is equal to the sum of:
i.1.25 times the Executive’s Annual Base Salary,
ii.1.0 times the Executive’s target bonus for the fiscal year in which the Date of Termination falls, determined in accordance with Section 4(b);
iii.15.0 times the difference of (A) the Monthly COBRA Continuation Coverage Rate determined as of the Date of Termination for the Executive’s applicable health and welfare plan coverages as in effect on such date, less (B) the monthly cost to Executive that is being charged for such coverage as of the Date of Termination; and
iv.any earned but unpaid annual cash bonus for a prior year, based on actual performance for such year (the “Prior Year Bonus”).
The Severance Amount as so determined shall be payable to the Executive (or his or her beneficiary) in substantially equal installments over the 15-month period following the Date of Termination (the “Payment Period”) commencing no later than thirty (30) days following the execution and non-revocation of the Release, in accordance with the Company’s regular payroll practices; provided that the Prior Year Bonus shall be paid, in each case, in a lump sum on the date it would otherwise have been paid under Section 4(b) if the Executive’s employment had continued through the applicable payment date (but in all events not later than March 15 of the year following the year the Executive’s employment terminates). The first installment payment shall include all amounts that would have otherwise been paid to the Executive during the period beginning on the Date of Termination and ending on the first installment payment date. Notwithstanding the foregoing, in the event that the end of the thirty (30) day notice and revocation period for the Release would result in the first installment payment occurring in the taxable year following the year in which the Date of Termination occurs, the first installment payment shall be made in the taxable year following the year in which the Date of Termination occurs to the extent required to avoid additional taxes under Code Section 409A.
c.Benefits Provided Upon Termination of Employment. Subject to the last section of this Section 6(c), if the Executive’s termination or resignation does not constitute a “separation from service,” as such term is defined under Code Section 409A, the Executive shall nevertheless be entitled to receive all of the payments and benefits that the Executive is entitled to receive under this Agreement on account of his or her termination of employment. However, the payments and benefits that the Executive is entitled to under this Agreement shall not actually be paid to the Executive until such time as the Executive has incurred a “separation from service” within the meaning of Code Section 409A to the extent required to avoid excise and income taxes under Code Section 409A.
d.Payments on Account of Termination to a Specified Employee. Notwithstanding the foregoing provisions of Sections 6(a) or 6(b), in the event that the Executive is determined to be a Specified Employee at the time of his or her termination of employment under this Agreement (or, if later, his or her “separation from service” under Code Section 409A), to the extent that a payment, reimbursement or benefit under Section 6(b) is considered to provide for a “deferral of compensation” (as determined under Code Section 409A), then such payment, reimbursement or benefit shall not be paid or provided until six months after the Executive’s separation from service, or his or her death, whichever occurs first. Any payments, reimbursements or benefits that are withheld under this provision for the first six months shall be payable in a lump sum on the 181st day after such termination of employment (or, if later, separation from service). The restrictions in this Section 6(d) shall be interpreted and applied solely to the minimum extent necessary to comply with the requirements of Code Section 409A(a)(2)(B). Accordingly, payments, benefits or reimbursements under Section 6(b) or any other part of this Agreement may nevertheless be provided to Executive with the six-month period following the date of Executive’s termination of employment under this Agreement (or, if later, his or her “separation from service” under Code Section 409A), to the extent that it would nevertheless be permissible to do so under Code Section 409A because those payments, reimbursements or benefits are (i) described in Treasury Regulations Section 1.409A-1(b)(9)(iii) (i.e., payments within the limitations therein that are being made on account of an involuntary termination or termination for good reason, within the meaning of the Treasury Regulations), or (ii) described in Treasury Regulation Section 1.409A-1(b)(4) (i.e., payments which are treated as short-term deferrals within the meaning of the Treasury Regulations), or (iii) benefits described in Treasury Regulations Section 1.409A-1(b)(9)(v) (e.g. health care benefits). The parties intend for the payments and benefits under this Agreement to be exempt from Code Section 409A or, if not so exempt, to be paid or provided in a manner that complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. For purposes of Code Section 409A, the

Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate and distinct payments. Notwithstanding anything to the contrary in this Agreement, all (A) reimbursements and (B) in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.
e.Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive's benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would, but for this Section 6(e) be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”) (for the avoidance of doubt, after taking into account all permissible reductions to such payments permitted by Section 280G of the Code and the regulations and other guidance thereunder, such as for reasonable compensation for pre- and post- change in control service and any application of Q&A 24 of 26 CFR § 1.280G-1), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes. Any such reduction shall be made in accordance with Section 409A of the Code and the following: (x) the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and (y) all other Covered Payments shall then be reduced as follows: (A) payments and benefits to which Q&A 24(c) of 26 CFR § 1.280G-1 apply shall be reduced only after payments and benefits to which Q&A 24(c) of 26 CFR § 1.280G-1 does not apply are reduced; (C) contingent payments shall be reduced before non-contingent payments; (C) cash payments shall be reduced before non-cash payments; and (D) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date. Any determination required under this Section 6(e), including whether any payments or benefits are Parachute Payments, shall be reasonably determined by the Company, after giving the Executive reasonable opportunity to review and comment and considering in good faith any comments provided by the Executive. The Executive shall provide the Company with such information and documents as it may reasonably request in order to make a determination under this Section 6(e), and the Company shall provide the Executive with such information and documents as he may reasonably request in order to review and comment on such determination, and the parties shall otherwise reasonably consult and cooperate in good faith with respect to such determination.
7.Competition; Non-solicitation.
a.During the Term and, following any termination of Executive’s employment, for a period equal to (i) the Payment Period, in the case of a termination of employment for which payments are made pursuant to Section 6(b) hereof, or (ii) 24 months from the date of such termination in the event of a voluntary termination of employment by the Executive without Good Reason, or a termination by the Company for Cause, the Executive shall not, and shall cause each of his or her affiliates not to, anywhere in the Restricted Territory, directly or indirectly engage in any Competitive Activities. The Executive acknowledges that the Company and/or its Affiliates conducted its Business throughout the Restricted Territory and the Executive provided services to the Company and/or its Affiliates throughout the Restricted Territory. Except as otherwise set forth in Section 1(k) above, the Executive shall be deemed to be engaged in Competitive Activities if such Restricted Party or any of his or her affiliates (i) serves as a shareholder, owner, officer, director, member, manager, trustee or partner of, or consults with, advises or assists in any way, whether or not for consideration, any Competitor; or (ii) endorses the services of any Competitor.
b.During the Term and for a period of two (2) years following any termination of the Executive’s employment, the Executive shall not, and shall cause each of his or her affiliates not to, directly or indirectly: (i) solicit or transact any business with (in each case, for the benefit of a Competitor), or assist any third party in soliciting or transacting any business with (in each case, for the benefit of a Competitor), any Persons who are, or were in the past twelve (12) months, customers or suppliers of the Business; (ii) cause any customers or suppliers referred to in clause (i) to cease doing business with or to terminate its business relationship with the Company or any of its Affiliates; or (iii) solicit for employment or hire any employees of the Company or any of its Affiliates, unless such employee’s employment has been (x) terminated by the Parent or any of its affiliates or (y) otherwise terminated at least six (6) months before any such solicitation or hiring. Notwithstanding the foregoing, the Executive shall not be prohibited from making general solicitations for employment over the internet, in print media or other mass media, or through recruiting firms or personnel, as long as such general solicitations are not specifically targeted at any employee or group of employees referenced in this Section 7(b).
c.In the event a court of competent jurisdiction determines that the provisions in this Section 7 are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this Section 7 shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such overbroad provisions shall be deemed, without further action on the part of any Person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.
8.Nondisclosure of Proprietary Information.
a.Except as required in the faithful performance of the Executive’s duties hereunder or pursuant to subsection (c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his or her benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company and its Affiliates, including, without limitation, information with respect to their operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, except for such information which is or becomes publicly available other than as a result of a breach by the Executive of this Section 8, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company and its Affiliates (and any of their successors or assignees).
b.Upon termination of the Executive’s employment with the Company for any reason, the Executive shall promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the customers, business plans, marketing strategies, products or processes of the Company and any of its Affiliates and/or which contain proprietary information or trade secrets.
c.The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.
9.Injunctive Relief. It is recognized and acknowledged by the Executive that a breach of the covenants contained in Sections 7 and 8 may cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Sections 7 and 8, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to seek specific performance and injunctive relief.
10.Whistleblower Protection.
a.Nothing in this Agreement or any other agreement between the parties or any policy of the Company or any of its Affiliates shall prohibit or restrict any party or their respective attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating or testifying in any action, investigation or proceeding with, or providing information to, any governmental agency or legislative body, any selfregulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (iii) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Agreement or any other agreement among the parties or any policy of the Company or any of its Affiliates prohibits or restricts the any such party from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation.
b.Pursuant to 18 U.S.C. § 1833(b), the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company or its Affiliates that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to the Executive’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, if the Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or any other agreement between the parties or any policy of the Company or any of its Affiliates is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
11.Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such expiration.
12.Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the Company, Parent, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.
13.Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of Delaware, without regard to principles of conflicts of laws.
14.Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
15.Notices. Any notice, request, claim, demand, document or other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:

a.If to the Company or Parent, to:
Perimeter Solutions LP
8000 Maryland Ave, Suite 350, Clayton, MO 63105
Attn: General Counsel
Noriko.Yokozuka@perimeter-solutions.com
b.If to the Executive, to him or her at the address set forth below under his or her signature (with a copy (not constituting notice) to Moulton | Moore | Stella LLP, Frank Gehry Building 2431 Main Street, Suite C Santa Monica, California 90405, Attn: Adam Stella, Email: adam@moultonmoore.com; or at any other address as any party shall have specified by notice in writing to the other party in accordance with this Section 15.
16.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement. The signatures to this Agreement need not all be on a single copy of this Agreement, and may be electronic signatures (e.g., DocuSign) or copies on portable document format (.pdf) rather than originals, and in each case shall be fully effective as though all signatures were originals on the same copy.
17.Entire Agreement; Prior Employment Agreement. The terms of this Agreement shall supersede in their entirety any and all prior employment related agreements between the Executive and the Company or any of its Affiliates. The terms of this Agreement, together with the Exhibits hereto and the Equity Compensation Agreements, are intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement, and any Equity Compensation Agreements, shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement. For the avoidance of doubt, nothing herein shall have any impact on that certain Advisory Services Agreement dated and effective as of 12 December, 2019 by and between EverArc Holdings Limited and EverArc Founders LLC.
18.Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by each party hereto. By an instrument in writing similarly executed, the Executive or the Company or Parent may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.
19.No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.
20.Arbitration. Except as expressly provided elsewhere in this Agreement, any dispute arising out of, relating to, or having any connection with, this Agreement, including any question regarding its existence, validity, interpretation, performance, breach or termination, and any tort or other extra-contractual or statutory claims arising out of or relating to its negotiation, execution or performance, shall be exclusively and finally settled by arbitration in accordance with the Rules of the International Court of Arbitration of the International Chamber of Commerce (the “ICC Rules”) by one or more arbitrators appointed in accordance with the ICC Rules; provided, however, that nothing in this Section 20 shall prohibit: (i) a party from instituting litigation to enforce any final award in any court of competent jurisdiction; or (ii) the Company from seeking a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 7 or 8 of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company’s posting any bond. The seat of the arbitration shall be in St. Louis,

Missouri. The language of the arbitration shall be English. The parties undertake to carry out any award of the tribunal without delay, and waive their right to refer any question of law and any right of appeal on the law or merits to a court of law or other judicial authority, insofar as such waiver may be validly made. The parties agree that an arbitral tribunal appointed under this Agreement may exercise jurisdiction with respect to this Agreement and any amendments or exhibits or schedules hereto (except as otherwise expressly provided therein), and that any disputes involving more than one of such agreements, exhibits or schedules shall proceed as a consolidated arbitration in accordance with Article 10 of the ICC Rules.
Each party shall bear its own costs and attorneys’ fees in connection with the arbitration . The Company shall bear all fees of the arbitrator.
21.Indemnification and Insurance; Legal Expenses. During the Term and thereafter, the Company and Parent shall indemnify the Executive to the fullest extent permitted by the laws of Delaware and Luxembourg, respectively, as in effect at the time of the subject act or omission, and shall advance to the Executive reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Executive was not entitled to the reimbursement of such fees and expenses) and Executive shall be entitled to the protection of any insurance policies the Company and/or Parent shall maintain generally for the benefit of their respective directors and officers (“Directors and Officers Insurance”) against all costs, charges and expenses incurred or sustained by Executive in connection with any dispute, claim, controversy, action, suit or proceeding to which Executive may be made a party by reason (whether in whole or in part, to the fullest extent permitted by applicable law) of his or her being or having been a director, officer, employee or service provider of the Company or any of its Affiliates or his or her serving or having served any other enterprise as a director, officer, employee or service provider at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement). During the Term and thereafter, the Company and/or Parent will maintain for the benefit of the Executive (in his or her capacity as an officer and/or director of the Company and Parent, as applicable) Directors and Officers Insurance providing customary benefits to the Executive. During the Term, the Company and Executive will in good faith review and agree upon the level of Directors and Officers Insurance in effect for the benefit of officers and directors. For the avoidance of doubt, this Section 21 shall survive indefinitely following the termination of the Executive’s employment with the Company and its affiliates.
(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

PERIMETER SOLUTIONS S.A.

By:	/s/ Vivek Raj
Name:	Vivek Raj
Title:	Director

PERIMETER SOLUTIONS LP

By:	/s/ Nori Yokozuka
Name:	Nori Yokozuka
Title:	General Counsel

EXECUTIVE

By:	/s/ Haitham Khouri
Name:	Haitham Khouri

Exhibit A
Form of Option Agreement
[See attached]

Exhibit B
Form of Release

GENERAL RELEASE

I, [________], in consideration of and subject to the performance by Perimeter Solutions LP, a Delaware limited partnership (together with its subsidiaries, the “Company”), of its obligations under the Employment Agreement dated as of [________], 2023 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company, Perimeter Solutions, SA, a public company limited by shares duly incorporated and validly existing under the laws of the Grand Duchy of Luxembourg (“Parent”), and their respective affiliates and all present, former and future managers, directors, officers, employees, successors and assigns of the Company, Parent and their respective affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.
Section 1. My employment or service with the Company and its affiliates terminated as of [________], and I hereby resign from any position as an officer, member of the board of managers or directors (as applicable) or fiduciary of the Company, Parent or their affiliates (or reaffirm any such resignation that may have already occurred). I understand that any payments or benefits paid or granted to me under Section 6 of the Agreement (other than the accrued obligations described in Section 6(a) (the “Accrued Obligations”)) represent, in part, consideration for signing this General Release and are not salary, compensation, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 6 of the Agreement (other than the Accrued Obligations) unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.
Section 2. Except as provided in Sections 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are related to my employment with or my separation or termination from employment with the Company, Parent or their affiliates (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company, Parent or their affiliates; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).
Section 3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by Section 2 above.

Section 4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 or otherwise, in each case, which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).
Section 5. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding, including with the Equal Employment Opportunity Commission (“EEOC”); provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such EEOC charge or investigation or proceeding. Additionally, I am not waiving (i) any right to the Accrued Obligations or any severance benefits to which I am entitled under the Agreement, (ii) any right to or interest in vested payments, benefits, property or rights under any Equity Compensation Agreement or otherwise under any employee benefit plan covering employees of the Company, or (iii) any claim relating to any right of indemnification (including related advancement of expenses) under the Agreement, Company’s organizational documents or otherwise or related to Directors and Officers Insurance. For the avoidance of doubt, nothing herein shall have any impact on that certain Advisory Services Agreement dated and effective as of 12 December, 2019 by and between EverArc Holdings Limited and EverArc Founders LLC.
Section 6. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in Section 2 above as of the execution of this General Release.
Section 7. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.
Section 8. I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.
Section 9. I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.
Section 10. I represent and warrant that I have returned all property of the Company and its affiliates, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, and any other property of the Company or its affiliates in my possession. I further represent and warrant that I no longer have access to and do no claim ownership of any cloud storage or social media accounts of the Company or any of its affiliates.

Section 11. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.
Section 12. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:
a.I HAVE READ IT CAREFULLY;
b.I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;
c.I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
d.THE COMPANY HEREBY ADVISES ME TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;
e.I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;
f.I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;
g.I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND
h.I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED: _______________________________	DATED: ___________________